News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS 13% INCREASE IN THIRD QUARTER EARNINGS PER SHARE,
COMBINING ORGANIC GROWTH WITH STRONG FINANCIAL PERFORMANCE
Clearfield, Pennsylvania – October 17, 2019

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the third quarter and first nine months of 2019.

Joseph B. Bower, Jr., President and CEO, stated, “During the third quarter, we continued to be pleased with the execution on our customer growth strategies, while achieving our profitability goals. Our diversified markets, supported by adequate capital management, continued to provide a source of strength in support of our long-term growth aspirations."

Earnings are the result of organic growth

•Net income of $10.4 million, or $0.68 per diluted share, in the third quarter of 2019, as compared to $9.2 million, or $0.60 per diluted share, in the third quarter of 2018, reflecting increases of $1.1 million, or 12.1%, and $0.08 per diluted share, or 13.3%, respectively.

•Net income of $29.6 million, or $1.94 per diluted share, during the nine months ended September 30, 2019, compared to net income of $24.8 million, or $1.62 per diluted share, during the nine months ended September 30, 2018, reflecting increases of $4.8 million, or 19.5%, and $0.32 per diluted share, or 19.8%, respectively.

Balance sheet growth reflects the strength of our diversified markets and focus on core customer acquisition strategies

•Loans totaling $2.75 billion as of September 30, 2019 grew $363 million, or 15.2%, from September 30, 2018. Loan growth was driven primarily by commercial and industrial loans, which increased $180 million, or 21.1%, over the same time period, while commercial real estate loans contributed an increase of $105 million, or 15.4%, over the prior year. Total loan growth was attributable primarily to our Private Banking division and Buffalo market, which increased $75.5 million, or 44.3%, and $174 million, or 81.4%, respectively.

•Deposits totaling $2.88 billion as of September 30, 2019 grew by $353 million, or 14.0%, from September 30, 2018. Growth in deposits was driven by our targeted customer acquisition strategies that focus on core deposits, which over time, tend to be a more stable source of funding. As a result, our Private Banking division grew total deposits by $145 million, or 47.2%, while the deposit portfolio in our Buffalo market grew $214 million, or 93.1%, over the same period.

•Total households serviced as of September 30, 2019, were 67,623, as compared to 62,854 households at September 30, 2018, representing an organic increase of 7.6%, primarily as a result of our core deposit growth strategies in Private Banking and the Buffalo market, further enhancing the value of their contributions.

•Tangible book value per share of $16.98 as of September 30, 2019 increased 20.9% from tangible book value per share of $14.05 as of September 30, 2018, driven by organic growth and a sustainable dividend strategy.

Performance ratios reflect continued focus on profitability

•Annualized return on average assets of 1.18% for the nine months ended September 30, 2019 increased 6 basis points compared to the same period in 2018. Annualized return on average assets of 1.19% for the third quarter of 2019 decreased 1 basis point from the same period in 2018.

•Annualized return on average tangible equity of 16.45% for the nine months ended September 30, 2019 compared to 15.91% for the same period in 2018. Annualized return on average tangible equity of 16.19%, for the third quarter of 2019, compared to 17.16%, for the same period in 2018.

•Efficiency Ratio of 60.46% for the nine months ended September 30, 2019 improved 190 basis points from 62.36% for the comparable period in 2018. Efficiency Ratio of 58.31% for the third quarter of 2019 improved 415 basis points from 62.46% for the comparable period in 2018.

Revenue reflects organic growth

•Total revenue (comprised of net interest income plus non-interest income) of $105.7 million for the nine months ended September 30, 2019 increased $12.6 million, or 13.5%, from the nine months ended September 30, 2018. Total revenue of $36.2 million for the third quarter of 2019 increased $3.4 million, or 10.3%, from the same period in 2018 due to the following:

◦Net interest income for the nine months ended September 30, 2019 increased 12.6% to $86.5 million from the nine months ended September 30, 2018, driven by an overall growth of $374 million, or 13.6%, in average earning assets, partially offset by a reduction of 2 basis points in net interest margin. When compared to the third quarter of 2018, net interest income of $29.9 million increased $3.0 million, or 11.2%, driven by an overall growth of $383 million, or 13.4%, in average earning assets, partially offset by a reduction of 9 basis points in net interest margin.

◦Net interest margin on a fully tax-equivalent basis was 3.75% and 3.77% for the nine months ended September 30, 2019 and 2018, respectively. The yield on earning assets of 4.98% for the nine months ended September 30, 2019 increased 30 basis points from 4.68% for the nine months ended September 30, 2018. The cost of interest-bearing liabilities increased 38 basis points to 1.44% for the nine months ended September 30, 2019 from 1.06% for the nine months ended September 30, 2018, primarily as a result of our core deposit acquisition strategies.

◦Net interest margin on a fully tax-equivalent basis was 3.72% for the third quarter of 2019 compared to 3.81% for the same period in 2018. During the third quarter of 2019, our net interest margin was impacted by changes in the interest rate environment.

•Total non-interest income of $19.2 million for the nine months ended September 30, 2019 increased $2.9 million, or 18.0%, from the same period in 2018.

◦Total non-interest income includes gains associated with the sale of available for sale securities and net realized and unrealized gains on trading securities, which combined totaled $1.8 million for the nine months ended September 30, 2019 compared to $672 thousand for the same period in 2018.

◦Excluding the items discussed above, non-interest income for the nine months ended September 30, 2019 totaled $17.4 million, reflecting an increase of $1.8 million, or 11.6%, from the same period in 2018. As a result of our continued organic growth, we experienced an increase in service charges in deposit accounts of $624 thousand, or 15.2%, in the first nine months of 2019 compared to the same period in 2018. In addition, Wealth and Asset Management fees increased $331 thousand, or 10.5%, due to growth in assets under management.

◦Total non-interest income of $6.3 million for the third quarter of 2019 increased $343 thousand, or 5.8%, from the same period in 2018, driven primarily by growth in Wealth and Asset Managements fees of $207 thousand, or 20.1%, and mortgage banking income of $125 thousand, or 44.2%, partially offset by a decrease of $224 thousand, or 53.2%, in net realized and unrealized gains on trading securities.

Non-Interest Expense reflects organic growth and a focus on efficiency

•Total non-interest expenses were $21.4 million for the three months ended September 30, 2019, compared to $20.8 million for the same period in 2018. For the nine months ended September 30, 2019, total non-interest expense of $64.6 million increased $5.3 million, or 8.9%, from the comparable period in 2018, primarily as a result of expansion of staffing levels in several areas including business development, customer service and risk management, as well as other costs required to service a larger customer base.

Income taxes

•Income tax expense of $6.3 million for the nine months ended September 30, 2019 increased $1.9 million, or 43.9%, from the comparable period in 2018. Our effective tax rate was 17.5% for the nine months ended September 30, 2019 compared to 14.9% for the same period in 2018. Income tax expense for the third quarter of 2019 totaled $2.3 million at an effective tax rate of 17.9%, compared to income tax expense of $1.7 million and an effective tax rate of 15.4% for the same period in 2018. The increase in the effective tax rate was driven by the fact that our growth was primarily generated by taxable activities.

Asset quality reflects strength in underwriting and risk profile

•Asset quality continued to be a source of strength as total non-performing assets of $16.8 million, or 0.48%, of total assets as of September 30, 2019 remained stable compared to $15.6 million, or 0.48%, of total assets as of December 31, 2018 and improved from $18.4 million, or 0.59%, of total assets as of September 30, 2018. In addition, the allowance for loan losses as measured as a percentage of loans net of unearned income as of September 30, 2019 was 0.73%, compared to 0.80% as of December 31, 2018 and 0.94% as of September 30, 2018. The reduction was primarily a result of charge-offs of reserves previously recorded for individually evaluated loan relationships.

•For the three months ended September 30, 2019, net loan charge-offs totaled $3.3 million, or 0.50%, of total average loans compared to $707 thousand, or 0.12%, of total average loans for the three months ended September 30, 2018. For the nine months ended September 30, 2019, net loan charge-offs were $4.7 million, or 0.24%, of total average loans, compared to $1.8 million, or 0.11%, of total average loans during the comparable period in 2018. The third quarter of 2019 included a charge-off totaling $2.6 million related to one commercial real estate loan relationship, which had been previously fully reserved.

•During the three and nine months ended September 30, 2019, provision for loan losses totaled $2.1 million and $5.2 million, respectively, compared to provision for loan losses of $1.1 million and $4.6 million for the three and nine months ended September 30, 2018, respectively. The third quarter of 2019 included a provision expense totaling $1.4 million related to one commercial real estate loan relationship, resulting in the loan being fully reserved. Management believes this was an appropriate step to take in light of further deterioration on the underlying performance of the business and increased potential risk for full recovery of principal and interest as contractually required, including management's concerns with an increasing lack of communication from the borrower. The remaining change in provision for the three and nine months ended September 30, 2019 reflects routine adjustments to impaired loan loss reserves and increases in general loan loss reserves resulting from CNB’s organic loan growth.

Capital provides source of strength

•As of September 30, 2019 CNB’s total shareholders’ equity of $297 million increased $42.7 million, or 16.8%, from September 30, 2018 as a result of an increase in accumulated other comprehensive income combined with organic earnings, partially offset by the payment of common stock dividends to our shareholders and 40,000 shares repurchased during the nine months ended September 30, 2019.

•CNB's capital continues to provide a source of strength in support of our focus in investing in organic growth, as reflected in CNB's regulatory capital ratios.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.5 billion that conducts business primarily through CNB Bank, CNB Financial Corporation’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full-service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York with offices in northwest New York. CNB Bank is headquartered in Clearfield, Pennsylvania with offices in central and north central Pennsylvania. More information about CNB Financial Corporation and CNB Bank may be found on the Internet at www.cnbbank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,

			%			%
	2019	2018	change	2019	2018	change
Income Statement
Interest income	$40,085	$34,040	17.8%	$115,120	$95,526	20.5%
Interest expense	10,184	7,162	42.2%	28,667	18,722	53.1%
Net interest income	29,901	26,878	11.2%	86,453	76,804	12.6%
Provision for loan losses	2,118	1,095	93.4%	5,212	4,631	12.5%
Net interest income after provision for loan losses	27,783	25,783	7.8%	81,241	72,173	12.6%

Non-interest income
Service charges on deposit accounts	1,676	1,584	5.8%	4,726	4,102	15.2%
Other service charges and fees	761	732	4.0%	2,155	2,073	4.0%
Wealth and asset management fees	1,238	1,031	20.1%	3,482	3,151	10.5%
Net realized gains on available-for-sale securities	0	0	NA	148	0	NA
Net realized and unrealized gains on trading securities	197	421	(53.2)%	1,651	672	145.7%
Mortgage banking	408	283	44.2%	1,017	801	27.0%
Bank owned life insurance	314	335	(6.3)%	1,001	1,074	(6.8)%
Card processing and interchange income	1,195	1,066	12.1%	3,445	3,140	9.7%
Other	487	481	1.2%	1,596	1,277	25.0%
Total non-interest income	6,276	5,933	5.8%	19,221	16,290	18.0%

Non-interest expenses
Salaries and benefits	11,633	11,429	1.8%	34,040	31,095	9.5%
Net occupancy expense of premises	2,683	2,650	1.2%	8,244	7,780	6.0%
FDIC insurance premiums	107	361	(70.4)%	902	1,037	(13.0)%
Core Deposit Intangible amortization	139	222	(37.4)%	470	718	(34.5)%
Card processing and interchange expenses	749	767	(2.3)%	2,180	2,139	1.9%
Other	6,133	5,365	14.3%	18,767	16,567	13.3%
Total non-interest expenses	21,444	20,794	3.1%	64,603	59,336	8.9%

Income before income taxes	12,615	10,922	15.5%	35,859	29,127	23.1%
Income tax expense	2,258	1,686	33.9%	6,262	4,353	43.9%
Net income	$10,357	$9,236	12.1%	$29,597	$24,774	19.5%

Average diluted shares outstanding	15,145,469	15,225,001		15,159,613	15,214,184

Diluted earnings per share	$0.68	$0.60	13.3%	1.94	1.62	19.8%
Cash dividends per share	0.17	0.17	0.0%	0.51	0.50	2.0%

Payout ratio	25%	28%		26%	31%

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2019	2018		2019	2018
Average Balances
Loans, net of unearned income	$2,683,690	$2,346,623		2,584,934	2,288,040
Investment securities	554,526	508,681		541,177	464,409
Total earning assets	3,238,216	2,855,304		3,126,111	2,752,449
Total assets	3,455,422	3,062,422		3,345,452	2,947,933
Non interest-bearing deposits	366,424	329,057		355,799	318,430
Interest-bearing deposits	2,424,190	2,124,537		2,339,733	1,987,176
Shareholders' equity	292,910	253,320		279,832	248,202
Tangible shareholders' equity (*)	253,836	213,541		240,597	208,181

Average Yields (***)
Loans, net of unearned income	5.38%	5.21%		5.38%	5.05%
Investment securities	2.97%	2.95%		3.06%	2.92%
Total earning assets	4.97%	4.81%		4.98%	4.68%
Interest-bearing deposits	1.28%	0.90%		1.23%	0.77%
Interest-bearing liabilities	1.47%	1.16%		1.44%	1.06%

Performance Ratios (annualized) (***)
Return on average assets	1.19%	1.20%		1.18%	1.12%
Return on average equity	14.03%	14.47%		14.14%	13.35%
Return on average tangible equity (*)	16.19%	17.16%		16.45%	15.91%
Net interest margin, fully tax equivalent basis	3.72%	3.81%		3.75%	3.77%
Efficiency Ratio	58.31%	62.46%		60.46%	62.36%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$2,866	$297	$3,341	$436
Holiday Financial net loan charge-offs	483	410	1,369	1,378
Total net loan charge-offs	$3,349	$707	$4,710	$1,814

Net loan charge-offs / average loans (***)	0.50%	0.12%	0.24%	0.11%

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,	% change versus
	2019	2018	2018	12/31/18	09/30/18

Ending Balance Sheet
Loans, net of unearned income	$2,749,502	$2,474,557	$2,386,955	11.1%	15.2%
Loans held for sale	1,279	367	775	248.5%	65.0%
Investment securities	538,955	524,649	531,221	2.7%	1.5%
FHLB and other equity interests	12,383	13,183	12,462	(6.1)%	(0.6)%
Other earning assets	5,072	2,236	1,863	126.8%	172.2%
Total earning assets	3,307,191	3,014,992	2,933,276	9.7%	12.7%

Allowance for loan losses	(20,207)	(19,704)	(22,510)	2.6%	(10.2)%
Goodwill	38,730	38,730	38,730	0.0%	0.0%
Core deposit intangible	257	727	907	(64.6)%	(71.7)%
Other assets	215,199	186,776	178,910	15.2%	20.3%
Total assets	$3,541,170	$3,221,521	$3,129,313	9.9%	13.2%

Non interest-bearing deposits	$370,761	$356,797	$345,154	3.9%	7.4%
Interest-bearing deposits	2,504,834	2,253,989	2,177,225	11.1%	15.0%
Total deposits	2,875,595	2,610,786	2,522,379	10.1%	14.0%

Borrowings	248,101	245,117	252,422	1.2%	(1.7)%
Subordinated debt	70,620	70,620	70,620	0.0%	0.0%
Other liabilities	49,821	32,168	29,516	54.9%	68.8%

Common stock	0	0	0	NA	NA
Additional paid in capital	97,690	97,602	97,328	0.1%	0.4%
Retained earnings	193,612	171,780	165,427	12.7%	17.0%
Treasury stock	(2,799)	(2,556)	(608)	9.5%	360.4%
Accumulated other comprehensive income (loss)	8,530	(3,996)	(7,771)	NA	NA
Total shareholders' equity	297,033	262,830	254,376	13.0%	16.8%

Total liabilities and shareholders' equity	$3,541,170	$3,221,521	$3,129,313	9.9%	13.2%

Ending shares outstanding	15,195,571	15,207,281	15,285,430

Book value per share	$19.55	$17.28	$16.64	13.1%	17.5%
Tangible book value per share (*)	$16.98	$14.69	$14.05	15.6%	20.9%

Capital Ratios
Tangible common equity / tangible assets (*)	7.37%	7.02%	6.95%
Tier 1 leverage ratio	7.95%	7.87%	8.06%
Common equity tier 1 ratio	9.28%	9.50%	9.68%
Tier 1 risk based ratio	10.02%	10.33%	10.54%
Total risk based ratio	12.61%	13.21%	13.66%

Asset Quality (****)
Non-accrual loans	$14,809	$14,262	$16,149
Loans 90+ days past due and accruing	550	887	1,784
Total non-performing loans	15,359	15,149	17,933
Other real estate owned	1,473	418	432
Total non-performing assets	$16,832	$15,567	$18,365

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$7,746	$8,201	$8,489
Non-performing TDR loans **	2,453	6,425	9,255
Total TDR loans	$10,199	$14,626	$17,744

Non-performing assets / Loans + OREO	0.61%	0.63%	0.77%
Non-performing assets / Total assets	0.48%	0.48%	0.59%
Allowance for loan losses / Loans	0.73%	0.80%	0.94%

* - Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Return on average tangible equity is calculated by dividing annualized net income by average tangible assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).
** - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.
*** - The Average Yields, Performance Ratios and total net loan charge-offs / average loans annualized returns calculation were refined. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.
**** - The asset quality table data was refined to reflect deferred fees and costs as well as interest paid to principal. Prior periods were adjusted to be comparative to the current period. The impact of the change was immaterial.

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2019	2018	2018

Shareholders' equity	$297,033	$262,830	$254,376
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	257	727	907
Tangible common equity	$258,046	$223,373	$214,739

Total assets	$3,541,170	$3,221,521	$3,129,313
Less goodwill	38,730	38,730	38,730
Less core deposit intangible	257	727	907
Tangible assets	$3,502,183	$3,182,064	$3,089,676

Ending shares outstanding	15,195,571	15,207,281	15,285,430

Tangible book value per share	$16.98	$14.69	$14.05
Tangible common equity/Tangible assets	7.37%	7.02%	6.95%